Exhibit 21.01

FBR Group Subsidiaries

1. FBR TRS Holdings, Inc. — Virginia

2. FBR Asset Management Holdings, Inc. — Virginia

3. FBR Capital Markets Holdings, Inc. — Delaware

4. FBR Bancorp, Inc. — Delaware

5. Friedman, Billings, Ramsey & CO., Inc. — Delaware

6. Friedman, Billings, Ramsey International, Ltd. — England

7. FBR Investment Services, Inc. — Delaware

8. FBR Investment Management, Inc. — Delaware

9. FBR Fund Advisers, Inc. — Delaware

10. Money Management Advisers, Inc. — Delaware

11. FBR National Trust Company — United States

12. Pegasus Capital Corporation — Delaware